Investment Company Act File No. 811-22763

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM N-2
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940    ☒
AMENDMENT NO. 5   ☒

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CPG CARLYLE FUND, LLC
(Exact Name of Registrant as Specified in its Charter)

805 Third Avenue
New York, New York  10022
(Address of Principal Executive Offices)

Registrant's Telephone Number, including Area Code:  (212) 317-9200

Mitchell A. Tanzman
c/o Central Park Advisers, LLC
805 Third Avenue
New York, New York  10022
(Name and Address of Agent for Service)

Copy to:

Gary L. Granik, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038-4982

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This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended.  However, interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the "1933 Act"), since such interests will be issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act.  Investment in the Registrant may be made only by individuals or entities which are "accredited investors" within the meaning of Regulation D under the 1933 Act.  This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interest in the Registrant.

CPG CARLYLE FUND, LLC
September 2016

Supplement to the Confidential Memorandum
Dated May 2016

A REGISTRATION STATEMENT TO WHICH THE CONFIDENTIAL MEMORANDUM RELATES HAS BEEN FILED BY CPG CARLYLE FUND, LLC (THE "FUND") PURSUANT TO SECTION 8(B) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED.  HOWEVER, CLASS A AND CLASS I UNITS OF BENEFICIAL INTEREST (THE "UNITS") OF THE FUND ARE NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), SINCE SUCH UNITS ARE ISSUED SOLELY IN PRIVATE PLACEMENT TRANSACTIONS WHICH DO NOT INVOLVE ANY "PUBLIC OFFERING" WITHIN THE MEANING OF SECTION 4(A)(2) OF THE 1933 ACT.  INVESTMENT IN THE FUND MAY BE MADE ONLY BY INDIVIDUALS OR ENTITIES WHICH ARE "ACCREDITED INVESTORS" WITHIN THE MEANING OF REGULATION D UNDER THE 1933 ACT.  THE CONFIDENTIAL MEMORANDUM, AS SUPPLEMENTED, DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY UNITS.  UNITS OF THE FUND ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK OR OTHER INSURED FINANCIAL INSTITUTION, AND ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER GOVERNMENT AGENCY.  THE FUND IS AN ILLIQUID INVESTMENT.  INVESTORS HAVE NO RIGHT TO REQUIRE THE FUND TO REDEEM THEIR UNITS.
THE CARLYLE GROUP L.P. (AND ITS AFFILIATES) (COLLECTIVELY, "CARLYLE") IS NOT AN ADVISER OR AFFILIATE OF THE FUND OR CPG CARLYLE MASTER FUND, LLC (THE "MASTER FUND").  FURTHERMORE, NEITHER THE FUND NOR THE MASTER FUND IS SPONSORED, ENDORSED, SOLD OR PROMOTED BY CARLYLE.  CARLYLE MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF UNITS OF THE FUND, THE OWNERS OF INTERESTS IN THE MASTER FUND OR ANY OTHER PERSON REGARDING THE ADVISABILITY OF INVESTING IN THE FUND OR THE MASTER FUND.  CERTAIN INFORMATION IN THIS CONFIDENTIAL MEMORANDUM RELATING TO CARLYLE AND THE UNDERLYING CARLYLE FUNDS HAS BEEN DERIVED BY THE FUND FROM MATERIALS FURNISHED BY CARLYLE.  CARLYLE MAKES NO REPRESENTATION REGARDING, AND EXPRESSLY DISCLAIMS ANY LIABILITY OR RESPONSIBILITY TO ANY RECIPIENT OF THE CONFIDENTIAL MEMORANDUM FOR, SUCH INFORMATION OR ANY OTHER INFORMATION SET FORTH THEREIN OR HEREIN.  FURTHER, CARLYLE HAS NO OBLIGATION TO TAKE THE NEEDS OF THE OWNERS OF UNITS OF THE FUND, OR THE OWNERS OF INTERESTS IN THE MASTER FUND, INTO CONSIDERATION WHEN MANAGING THE UNDERLYING CARLYLE FUNDS.

CPG Carlyle Fund, LLC Supplement
September 2016
The information set forth below supplements and supersedes any contrary information contained in the Confidential Memorandum dated May 2016 (the "Memorandum") of CPG Carlyle Fund, LLC (the "Fund").  Prospective Investors are urged to read the Fund's Memorandum and First Amended and Restated Limited Liability Company Agreement dated and effective as of November 5, 2015, carefully.  Capitalized terms not otherwise defined herein shall have the same meaning as provided in the Memorandum.  If the prospective Investor wishes to invest in the Fund, the Investor must complete, execute and return the Fund's Investor Application/Subscription Agreement.
This Supplement: a) advises Investors that the Fund added an additional Board member as of August 1, 2016; b) advises Investors that the Fund changed its Chief Compliance Officer as of June 1, 2016; c) updates the Fund's Summary of Fund Expenses and performance information through June 30, 2016 and d) clarifies the description of the Master Fund's investment program.
The first sentence of the second paragraph of the section of the Memorandum entitled "Summary of Terms: Investment Program" is amended to read as follows:
The Master Fund invests predominantly (generally, at least 80% of its invested capital including unfunded commitments) in the multiple alternative investment funds ("Investment Funds"), co-investments and direct investments sponsored by or affiliated with The Carlyle Group L.P. and its affiliates ("Carlyle"), with an emphasis on private equity funds ("Carlyle Investment Funds").
The section of the Memorandum entitled "Summary of Fund Expenses" is restated in its entirety.
SUMMARY OF FUND EXPENSES
The following table illustrates the expenses and fees that the Fund expects to incur and that Investors can expect to bear directly or indirectly.  Investors will indirectly bear fees and expenses of the Master Fund, which are reflected in the following chart and in the example below.
	Class A	Class I
Investor Transaction Expenses
Maximum sales load(1) (as a percentage of purchase amount)	3.50%	None
Maximum early redemption fee (as a percentage of repurchased amount) (2)	2.00%	2.00%

Annual Expenses (as a percentage of net assets attributable to Units)
Management Fee(3)	1.20%	1.20%
Sub-Placement Agent Fee(4)	0.60%	None
Other Expenses	0.42%	0.42%
Acquired Fund Fees and Expenses(5)	1.55%	1.55%

Total Annual Expenses(6)	3.77%	3.17%

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(1)      Generally, the stated minimum initial investment in the Fund is $50,000 ($10,000 with respect to additional purchases of Units by an existing Investor), which minimum may be reduced in the sole discretion of the Adviser.  Investors in Class A Units may be charged a sales load ("placement fee") up to a maximum of 3.50% on the amount they invest.  The Placement Agent and/or a Sub-Placement Agent may, in its discretion, waive the placement fee for certain Investors.  In addition, purchasers of Units in conjunction with certain "wrap" fee, asset allocation or other managed asset programs may not be charged a placement fee.  The table assumes the maximum placement fee is charged.  No placement fee will be charged on purchases of Class I Units.  See "Application for Investment."

(2)       A 2% early repurchase fee payable to the Fund will be charged with respect to the repurchase of an Investor's  Units at any time prior to the day immediately preceding the one-year anniversary of an Investor's purchase of the Units (on a "first in-first out" basis).  An early repurchase fee payable by an Investor may be waived by the Fund, in circumstances where the Board determines that doing so is in the best interests of the Fund and in a manner as will not discriminate unfairly against any Investor.  The early repurchase fee will be retained by the Fund for the benefit of the remaining Investors.  See "Repurchases of Units and Transfers."

(3)      The Management Fee is payable by the Master Fund, but will be borne indirectly by Investors as a result of the Fund's investment in the Master Fund.  The Master Fund pays the Adviser the Management Fee monthly at the annual rate of 1.20% of the Master Fund's net asset value.  For purposes of determining the Management Fee payable to the Adviser for any month, "net asset value" means the total value of all assets of the Master Fund as of the end of such month, less an amount equal to all accrued debts, liabilities and obligations of the Master Fund as of such date, and calculated before giving effect to any repurchase of shares on such date and before any reduction for any fees and expenses of the Master Fund.

(4)      The Fund pays the Placement Agent out of the net assets of the Class A Units an ongoing quarterly fee, accrued and calculated monthly (the "Sub-Placement Agent Fee") at an annualized rate of 0.60% of the net assets of the Fund attributable to Class A Units.  The Placement Agent may pay all or a portion of the Sub-Placement Agent Fee to the selling agents that sell Units of the Fund.  Payment of the Sub-Placement Agent Fee is governed by the Fund's Distribution Plan, which, pursuant to the conditions of an exemptive order issued by the SEC, has been adopted by the Fund with respect to Class A Units in compliance with Rule 12b-1 under the 1940 Act.  Class I Units are not subject to the Sub-Placement Agent Fee.  See "Fees and Expenses."

(5)     The amount shown as "Acquired Fund Fees and Expenses" reflects operating expenses of the Investment Funds (i.e., management fees, administration fees and professional and other direct, fixed fees and expenses of the Investment Funds).  The "Acquired Fund Fees and Expenses," however, do not reflect any performance-based fees or allocations paid by the Investment Funds that are calculated solely on the realization and/or distribution of gains, or on the sum of such gains and unrealized appreciation of assets distributed in-kind, as such fees and allocations for a particular period may be unrelated to the cost of investing in the Investment Funds.  The amount of the Fund's average net assets used in calculating the Fund's "Acquired Fund Fees and Expenses" was based on average net assets for the fiscal year ended March 31, 2016 of approximately $738 million.

The purpose of the table above and the examples below is to assist you in understanding the various costs and expenses you will bear directly or indirectly as an Investor in the Fund.  The annual "Other Expenses" shown above reflect an estimate of all expected ordinary operating expenses for the current fiscal year ending March 31, 2017.  "Other Expenses" do not include any fees or expenses charged by Investment Funds (which are reflected separately under "Acquired Fund Fees and Expenses").  For a more complete description of the various costs and expenses of the Fund, see "Fees and Expenses."
Class A Units:
EXAMPLE:	1 Year	3 Years	5 Years	10 Years

You would pay the following expenses, including a 3.50% placement fee, on a $1,000 investment, assuming a 5% annual return:*	$71	$147	$227	$448

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*	Without the sales load, the expenses would be: $38 (1 Year), $116 (3 Years), $199 (5 Years) and $428 (10 Years).
Class I Units:
EXAMPLE:	1 Year	3 Years	5 Years	10 Years

You would pay the following expenses on a $1,000 investment, assuming a 5% annual return:	$32	$98	$170	$370

The examples are based on the fees and expenses set forth in the table above, and should not be considered a representation of future expenses.  Actual Fund expenses may be greater or less than those shown (and "Acquired Fund Fees and Expenses" may also be greater or less than that shown).  Moreover, the Fund's actual rate of return may be greater or less than the hypothetical 5% return shown in the example.  If the Investment Funds' actual rates of return exceed 5%, the dollar amounts could be significantly higher as a result of the Investment Funds' incentive fees.
The third sentence of the first paragraph of the section of the Memorandum entitled "Management of the Fund: Board Composition and Leadership Structure" is amended to read as follows:
Currently, four of the Fund's five Directors are Independent Directors.
The section of the Memorandum entitled "Management of the Fund: Information About Each Board Member's Experience, Qualifications, Attributes or Skills" is amended and restated in its entirety as follows:

Information About Each Board Member's Experience, Qualifications, Attributes or Skills
Board members of the Fund, together with information as to their positions with the Fund, principal occupations and other board memberships for the past five years, are shown below.
Name, Age, Address and Position(s) with Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Director	Other Directorships/ Trusteeships Held by Director Outside Fund Complex During Past 5 Years
INDEPENDENT DIRECTORS
Joan Shapiro Green (70) c/o Central Park Group, LLC 805 Third Avenue, 18th Floor New York, NY 10022 Director	Term — Indefinite Length—Since Inception	Executive Director of National Council of Jewish Women New York (2007 - 2014); Executive Director of New York Society of Securities Analysts (2004 - 2006); Consultant to Deutsche Bank (2002 - 2003); President and CEO of BT Brokerage (1992 – 2001); Managing Director/Senior Vice President Deutsche Bank (1983 - 1992)	4	None
Kristen M. Leopold (47) c/o Central Park Group, LLC 805 Third Avenue, 18th Floor New York, NY 10022 Director	Term — Indefinite Length—Since Inception	Chief Financial Officer of KL Associates LLC (hedge fund consulting) (2007 to present); Chief Financial Officer of WFL Real Estate Services, LLC (2007 to present); Chief Financial Officer of Weston Capital Management, LLC (investment managers) (1997 - 2006)	4
Blackstone Alternative Alpha Fund; Blackstone Alternative Alpha Fund II; Blackstone Alternative Alpha Master Fund; Blackstone Alternative Multi-Manager Fund; Blackstone Alternative Multi-Strategy Fund.

Janet L. Schinderman (64) c/o Central Park Group, LLC 805 Third Avenue, 18th Floor New York, NY 10022 Director	Term — Indefinite Length—Since Inception	Self-Employed Educational Consultant since 2006; Associate Dean for Special Projects and Secretary to the Board of Overseers, Columbia Business School, of Columbia University (1990 - 2006)	4	Advantage Advisers Xanthus Fund, L.L.C.
Sharon J. Weinberg (57) c/o Central Park Group, LLC 805 Third Avenue, 18th Floor New York, NY 10022 Director	Term — Indefinite Length—Since 2016	Managing Director, JPMorgan Asset Management (2000 - 2015); Vice President, JPMorgan Investment Management (1996 - 2000); Associate, Willkie Farr & Gallagher LLP (1984 - 1996)	3	None
INTERESTED DIRECTORS
Mitchell A. Tanzman (57) Central Park Group, LLC 805 Third Avenue, 18th Floor New York, NY 10022 Director and Principal Executive Officer	Term — Indefinite Length—Since Inception	Co-Chief Executive Officer and Co-Chief Investment Officer of Central Park Group, LLC since 2006; Co-Head of UBS Financial Services' Alternative Investment Group (1998 - 2005) and Operating Committee Member of UBS Financial Services Inc. (2004 - 2005)	4	None

OFFICER(S) WHO ARE NOT DIRECTORS
Michael Mascis (48) Central Park Group, LLC 805 Third Avenue, 18th Floor New York, NY 10022 Principal Accounting Officer	Term — Indefinite Length—Since Inception	Chief Financial Officer of Central Park Group, LLC since 2006; Executive Director of UBS Financial Services Inc. (2002 - 2006)	N/A	N/A
Seth L. Pearlstein (50) Central Park Group, LLC 805 Third Avenue, 18th Floor New York, NY 10022 Chief Compliance Officer	Term — Indefinite Length—Since 2016
Chief Compliance Officer of Central Park Advisers, LLC since 2015; General Counsel and Chief Compliance Officer of W.P. Stewart & Co., Ltd. (2008 - 2014); previously, Associate General Counsel (2002 - 2007)
			N/A	N/A

Additional information about each Director follows (supplementing the information provided in the table above) that describes some of the specific experiences, qualifications, attributes or skills that the Director possesses which the Master Fund Board and Fund Board believe has prepared them to be effective Board members.  Each Board believes that the significance of each Director's experience, qualifications, attributes or skills is an individual matter (meaning that experience that is important for one Director may not have the same value for another) and that these factors are best evaluated at the board level, with no single Director, or particular factor, being indicative of board effectiveness.  Each Board member believes that collectively the Directors have balanced and diverse experience, skills, attributes and qualifications that allow the Board to operate effectively in governing the Master Fund or Fund and protecting the interests of Investors.  Among the attributes common to all Directors is their ability to critically review, evaluate, question and discuss information provided to them, and to interact effectively with management, service providers and counsel, in order to exercise effective business judgment in the performance of their duties; each Board member believes that each member satisfies this standard.  Experience relevant to having this ability may be achieved through a Director's educational background; business, professional training or practice (e.g., accounting or securities), public service or academic positions; experience from service as a board member (including the Boards of other funds in the Fund Complex); and other life experiences.  The charter for each Board's Nominating Committee contains certain other factors considered by the Committee in identifying and evaluating potential nominees.  To assist them in evaluating matters under federal and state law, the Directors are counseled by their own independent legal counsel, who participates in each Board's meetings and interacts with the Adviser, and also may benefit from information provided by counsel to the Fund; both Master Fund Board and Fund Board and Fund and Master Fund counsel have significant experience advising funds and fund board members.  Each Board and its committees have the ability to engage other experts as appropriate.  Each Board evaluates its performance on an annual basis.
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Joan Shapiro Green – Ms. Green served as President of BT Brokerage, a NYSE member firm, from 1992 to 2001.  During that period she also served two terms on the New York Stock Exchange Specialty Firms Committee and one term on the NASD District 10 Business Conduct Committee.  From 2000 to 2002, Ms. Green served as Chairman of the Securities Industry Association Institutional Brokerage Committee.  She graduated from Mount Holyoke College with an AB degree in mathematics.  She has served on the Board of the Financial Women's Association since 1999 and was President from 2002 to 2003.

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Kristen M. Leopold – Ms. Leopold is the founder of KL Associates, LLC, a hedge fund consulting firm specializing in financial and operational management, and the Chief Financial Officer of WFL Real Estate Services, LLC.  She graduated from Pace University with a combined MBA/BBA in Accounting in May 1990 and then served as an auditor and manager at Arthur Andersen LLP in their financial services division specializing in brokerage, commodities and asset management until September 1997.  In October 1997, she joined Weston Capital Management LLC, an alternative investment firm with over $1 billion in assets under management worldwide, as Chief Financial Officer, and left in December 2006 to pursue her own consulting business.

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Janet L. Schinderman – Ms. Schinderman is the Founder of JLS Enterprises, an educational consulting firm which seeks to address global issues of educational reform.  She has served as a director of ClickSoftware Technologies Ltd., an Israeli software company, since August 2001, and also serves on the Columbia University Knight-Bagehot Business Journalist Board of Advisors and the Department of Education's Center for International Business Education and Research (CIBER) operating committee.  Ms. Schinderman received her B.A. from Newcomb College of Tulane University and her M.B.A. from the Freeman School of Business at Tulane University.

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Sharon J. Weinberg – Ms. Weinberg has over 25 years' of experience in the asset management business.  She began her career at Willkie Farr & Gallagher LLP, where she was an Associate from 1984 to 1996.  From 1996 to 2000, she was a Vice President of JPMorgan Investment Management ("JPMIM"), where she served in various capacities, including as counsel to certain mutual funds advised by JPMIM.  From 2000 to 2015, Ms. Weinberg served as a Managing Director of JPMorgan Asset Management, where she was responsible for, among other things, the overall investment business of the JPMorgan Private Bank Law Firms Group.  Ms. Weinberg received her B.A. from The Johns Hopkins University and her J.D. from Columbia Law School.

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Mitchell A. Tanzman – In addition to serving as a Board member of each fund in the Central Park Group fund complex, Mr. Tanzman is a founding partner of Central Park Group and has over 25 years experience in alternative investments, including fund-of-funds portfolio management.  Mr. Tanzman serves as Chair of the Investment Committee of the Board of Trustees of Emory University, and is a member of its Executive Committee.  He also is a contributing author of "Hedge Funds," edited by Lederman and Klein.  Prior to forming Central Park Group in 2006, he served as Co-Head of UBS Financial Services Alternative Investment Group and was a member of that firm's Operating Committee.  Before joining UBS, Mr. Tanzman worked in Oppenheimer & Co.'s asset management group, and ultimately co-managed the company's alternative investment department and was a member of the company's Management Committee.  Mr. Tanzman began his career at Stroock & Stroock & Lavan LLP as an attorney specializing in investment companies and advisory services.  Mr. Tanzman received his B.A. from Emory University and his J.D. from the University of Chicago Law School.

The Directors serve on the Boards for terms of indefinite duration, subject to a mandatory retirement age of 75 years old, with exceptions to be made on a case by case basis. A Director's position in that capacity will terminate if such Director is removed, resigns or is subject to various disabling events such as death or incapacity.  A Director may resign upon 90 days' prior written notice to the other Directors, subject to waiver of notice, and may be removed either by vote of two-thirds of the Directors not subject to the removal vote or vote of the Investors holding not less than two-thirds of the total number of votes eligible to be cast by all Investors.  In the event of any vacancy in the position of a Director, the remaining Directors may appoint an individual to serve as a Director, so long as immediately after such appointment at least two-thirds of the Directors then serving would have been elected by the Investors.  The Directors may call a meeting of Investors to fill any vacancy in the position of a Director and must do so within 60 days after any date on which Directors who were elected by the Investors cease to constitute a majority of the Directors then serving.  If no Director remains to manage the business of the Master Fund or Fund, the Adviser may manage and control the Master Fund or Fund but must convene a meeting of Investors within 60 days for the purpose of either electing new Directors or dissolving the Master Fund or Fund.
The only standing committees of the Boards are the Audit Committee and the Nominating Committee.  The current members of the Audit Committee are Kristen M. Leopold, Joan Shapiro Green, Janet L. Schinderman and Sharon J. Weinberg, constituting all of the Independent Directors.  Ms. Leopold is currently the Chair of each Audit Committee.  The function of the Fund's Audit Committee, pursuant to its adopted written charter, is:  (i) to oversee the Fund's accounting and financial reporting processes, the audits of the Fund's financial statements and the Fund's internal controls over, among other things, financial reporting and disclosure controls and procedures; (ii) to oversee or assist in Board oversight of the integrity of the Fund's financial statements, and the Fund's compliance with legal and regulatory requirements; and (iii) to approve, prior to appointment, the engagement of the Fund's independent registered public accounting firm and review the independent registered public accounting firm's qualifications, independence and performance.  The function of the Master Fund's Audit Committee is the same.  The Fund's Audit Committee met five times during the fiscal year ended March 31, 2016.
The current members of the Nominating Committee are Kristen Leopold, Joan Shapiro Green, Janet L. Schinderman and Sharon J. Weinberg, constituting all of the Independent Directors.  Ms. Green is currently the Chair of the Nominating Committee.  The function of the Nominating Committee, pursuant to its adopted written charter, is to select and nominate persons for election as Directors of the Fund.  The Nominating Committee reviews and considers, as it deems appropriate after taking into account, among other things, the factors listed in its charter, nominations of potential Directors made by Fund management and by Fund Investors who have sent to Nora M. Jordan, Esq., legal counsel for the Independent Directors, at c/o Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, NY 10017, such nominations, which include all information relating to the recommended nominee that is required to be disclosed in solicitations or proxy statements for the election of Directors, including without limitation the biographical information and the qualifications of the proposed nominees.  Nomination submissions must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected, and such additional information must be provided regarding the recommended nominee as is reasonably requested by the Nominating Committee.  The Nominating Committee meets as is necessary or appropriate.  The function of the Nominating Committee of the Master Fund is the same. The Fund's Nominating Committee did not meet during the fiscal year ended March 31, 2016. The Fund's Nominating Committee met three times in June 2016.
Name of Director	Dollar Range of Equity Securities of the Fund*	Aggregate Dollar Range of Equity Securities of All Registered Investment Companies Overseen by the Director in the Fund Complex*

Kristen M. Leopold	None	None

Joan Shapiro Green	None	None

Janet L. Schinderman	None	None

Sharon J. Weinberg	None**	None**

Mitchell A. Tanzman	Over $100,000	Over $100,000
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*	As of December 31, 2015, unless otherwise noted.
**	As of August 12, 2016.

As of December 31, 2015, and as of the date of this Offering Memorandum, as supplemented, none of the Independent Directors or their immediate family members owned beneficially or of record securities of the Adviser, the Placement Agent, or a person (other than a registered investment company) directly or indirectly controlling, controlled by or under common control with the Adviser or Placement Agent.
Director Compensation
Name and Position with Fund	Aggregate Compensation from the Fund and the Master Fund For the Fiscal Year Ended March 31, 2016	Total Compensation from Fund and Fund Complex Paid to Directors For the Fiscal Year Ended March 31, 2016

Kristen M. Leopold	$39,000	$70,833 (4)*
Director

Joan Shapiro Green	$39,000	$70,833 (4)*
Director

Janet L. Schinderman	$39,000	$70,833 (4)*
Director

Sharon J. Weinberg	N/A**	N/A**
Director
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*	Represents the number of separate portfolios comprising the investment companies in the Fund Complex, including the Fund.
**	Ms. Weinberg was not a Director of any funds in the Fund Complex as of March 31, 2016.

Effective January 1, 2016, the Independent Directors are paid by each of the Fund and the Master Fund an annual retainer of $12,000, per meeting fees of $1,000, and $500 per telephonic meeting.  All Directors are reimbursed for their reasonable out-of-pocket expenses.  The Directors do not receive any pension or retirement benefits from the Fund or Master Fund.
The section of the Memorandum entitled "APPENDIX B: FUND PERFORMANCE INFORMATION" is amended and restated in its entirety as follows:
APPENDIX B
CPG CARLYLE FUND, LLC
 PERFORMANCE INFORMATION
HISTORICAL ESTIMATED MONTHLY PERFORMANCE OF
CPG CARLYLE FUND, LLC
AS OF JUNE 30, 2016(1)(2)

Class A (inception 6/1/13)	Jan.	Feb.	Mar.	Apr.	May	Jun.	Jul.	Aug.	Sept.	Oct.	Nov.	Dec.	YTD
2013	-	-	-	-	-	1.89%	4.49%	1.25%	0.19%	2.04%	1.82%	1.82%	14.23%
2014	-0.78%	1.50%	0.24%	0.51%	0.36%	1.30%	-0.52%	1.10%	-0.48%	0.29%	-0.09%	1.58%	5.10%
2015	0.12%	1.90%	0.50%	1.22%	0.74%	1.41%	0.00%	-1.00%	-1.79%	0.93%	-0.37%	-0.98%	2.65%
2016	-0.43%	0.30%	-0.02%	-0.07%	-0.04%	0.94%							0.69%

Class I (inception 7/1/13)	Jan.	Feb.	Mar.	Apr.	May	Jun.	Jul.	Aug.	Sept.	Oct.	Nov.	Dec.	YTD
2013	-	-	-	-	-	-	4.51%	1.30%	0.24%	2.09%	1.87%	1.87%	12.41%
2014	-0.73%	1.55%	0.29%	0.56%	0.41%	1.35%	-0.47%	1.15%	-0.43%	0.34%	-0.04%	1.63%	5.74%
2015	0.17%	1.95%	0.55%	1.27%	0.79%	1.46%	0.05%	-0.95%	-1.74%	0.98%	-0.32%	-0.93%	3.26%
2016	-0.38%	0.35%	0.03%	-0.02%	0.01%	1.00%							0.99%

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
For the Fund's most recent performance, please contact the Adviser at (212) 317-9200.

NET PERFORMANCE OF
CPG CARLYLE FUND, LLC
AS OF JUNE 30, 2016(1)(2)

	Class A	MSCI World Index(3)
2016 Year-to-Date	0.69%	1.02%
Annualized Rate of Return*	7.24%	6.48%
Total Return*	24.08%	21.36%
Annualized Volatility*	3.99%	11.68%
* Since inception (6/1/13).

	Class I	MSCI World Index(3)
2016 Year-to-Date	0.99%	1.02%
Annualized Rate of Return**	7.42%	7.54%
Total Return**	23.96%	24.38%
Annualized Volatility**	3.96%	11.71%
** Since inception (7/1/13).
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

(1)  Returns are estimated, unaudited, presented net of the Fund's Management Fee, Sub-Placement Agent Fee and other expenses, and underlying fund fees, expenses and carried interest/incentive allocations, and, for the period from June 1, 2013 to August 31, 2014, reflect an operating expense limitation of 0.75%.  If the Fund's expense limitation had not been in place, returns would have been lower.  Returns do not reflect the deduction of the Fund's maximum sales load of 3.5%, which, if reflected, would reduce the returns quoted.  Investors who bear a sales load will experience a lower performance return.  Estimates are based upon, among other things, unaudited returns provided by the underlying funds.  Returns may be adjusted to reflect audited performance information once available.  The initial closing date for subscriptions for Class A Units was June 1, 2013.  The initial closing date for subscriptions for Class I Units was July 1, 2013.  During certain periods, discounts from secondary investments have made a material contribution to Fund performance.  Performance without such investments would be lower.  There is no assurance that such discounts will be available in the future.
(2)  The use of an index and performance information presented are for illustrative purposes only.  Unlike the Fund, the index described is unmanaged, is not available for direct investment and is not subject to management fees and other fees and expenses.  The Fund and the Investment Funds do not restrict their investments to securities in the index described, and may have exposure to markets (for example, emerging markets) not reflected in the index described.  No index is directly comparable to the investment strategy of the Fund.  Information regarding the index, including its accuracy and completeness, has not been independently verified.
(3)  The MSCI World Index is a free-float weighted global equity index, without emerging markets exposure.  It represents large and mid-cap equity performance across 23 developed markets countries, covering approximately 85% of the free float-adjusted market capitalization in each country.

PART C.  OTHER INFORMATION

Item 25.  Financial Statements and Exhibits.

1.	Financial Statements:

The audited financial statements of each of the Registrant and CPG Carlyle Master Fund, LLC for its most recent fiscal year ended March 31, including the reports of the Registrant's and CPG Carlyle Master Fund, LLC's independent registered public accounting firm, are incorporated by reference in the Statement of Additional Information to the Registrant's Annual Report for its most recent fiscal year-end.

2.	Exhibits:

	(a)(1)	Certificate of Formation(1)

	(a)(2)	Form of Amended and Restated Limited Liability Company Agreement, dated November 5, 2015 (included as Appendix A to the Registrant's Confidential Memorandum)

	(b)	Not Applicable.

	(c)	Not Applicable.

	(d)(1)	Rule 18f-3 Plan(2)

	(d)(2)	See Item 25(2)(a)(2)

	(e)	Not Applicable.

	(f)	Not Applicable.

	(g)(1)	Form of Investment Advisory Agreement(3)

	(g)(2)	Form of Expense Limitation and Reimbursement Agreement(3)

	(h)(1)	Form of Placement Agency Agreement(2)

	(h)(2)	Form of Distribution Plan, as amended and restated(2)

	(i)	Not Applicable.

	(j)	Form of Amended and Restated Custody Agreement(2)

	(k)(1)	Form of Administration, Fund Accounting and Recordkeeping Agreement(2)

	(k)(2)	Form of Escrow Agreement with respect to Class A Units of Beneficial Interest(2)

	(k)(3)	Form of Escrow Agreement with respect to Class I Units of Beneficial Interest(2)

	(l)	Not Applicable.

	(m)	Not Applicable.

	(n)	Not Applicable.

	(o)	Not Applicable.

	(p)	Not Applicable.

	(q)	Not Applicable.

	(r)(1)	Code of Ethics of CPG Carlyle Fund, LLC(2)

	(r)(2)	Code of Ethics of Central Park Advisers, LLC(2)
__________________________

(1)	Incorporated by reference to Exhibit (a)(1) of the Registration Statement on Form N-2 (Reg. No. 811-22763), filed on October 30, 2012.

(2)	Incorporated by reference to the respective Exhibits of Amendment No. 3 to the Registration Statement on Form N-2 (Reg. No. 811-22763), filed on November 25, 2015.

(3)	Incorporated by reference to the respective Exhibits of Amendment No. 1 to the Registration Statement on Form N-2 (Reg. No. 811-22763), filed on January 11, 2013 ("Amendment No. 1").

Item 26.  Marketing Arrangements: Not Applicable.

Item 27.  Other Expenses of Issuance and Distribution:*

Legal fees
Blue Sky fees
Printing
Miscellaneous

Total
__________________________

*	Incorporated by reference to Amendment No. 1.

Item 28.  Persons Controlled by or Under Common Control with Registrant:

No person is directly or indirectly under common control with the Registrant, except that the Registrant may be deemed to be controlled by Central Park Advisers, LLC, the adviser of the Registrant (the "Adviser").  Information regarding the ownership of the Adviser is set forth in its Form ADV as filed with the Securities and Exchange Commission (the "SEC") (File No. 801-67480), and is incorporated herein by reference.

Item 29.  Number of Holders of Securities as of July 31, 2016:

Title of Class	Number of Record Holders

Class A Units of Beneficial Interest	6,488
Class I Units of Beneficial Interest	2,027

Item 30.  Indemnification:

Reference is made to Section 3.7 of the Registrant's Amended and Restated Limited Liability Company Agreement (the "LLC Agreement"), included as Appendix A to the Confidential Memorandum, and to Paragraph 7 of the Registrant's Investment Advisory Agreement (the "Investment Advisory Agreement"), filed as Exhibit (g)(1) to Amendment No. 1.  The Registrant hereby undertakes that it will apply the indemnification provisions of the LLC Agreement and the Investment Advisory Agreement in a manner consistent with Release 40-11330 of the SEC under the Investment Company Act of 1940, as amended (the "1940 Act"), so long as the interpretation therein of Sections 17(h) and 17(i) of the 1940 Act remains in effect.

The Registrant maintains insurance on behalf of any person who is or was an independent director, officer, employee or agent of the Registrant against certain liability asserted against and incurred by, or arising out of, his or her position.  However, in no event will the Registrant pay that portion of the premium, if any, for insurance to indemnify any such person for any act for which the Registrant itself is not permitted to indemnify.

Item 31.  Business and Other Connections of Investment Adviser:

A description of any other business, profession, vocation, or employment of a substantial nature in which the investment adviser of the Registrant, and each member, director, executive officer, or partner of any such investment adviser, is or has been, at any time during the past two fiscal years, engaged in for his or her own account or in the capacity of member, trustee, officer, employee, partner or director, is set forth in the Confidential Memorandum in the section entitled "Management of the Fund."  Information as to the members and officers of the Adviser is included in its Form ADV as filed with the SEC (File No. 801-67480), and is incorporated herein by reference.

Item 32.  Location of Accounts and Records:

UMB Fund Services, Inc., the Registrant's administrator, maintains certain required accounting related and financial books and records of the Registrant at 235 West Galena Street, Milwaukee, Wisconsin 53212.  The other required books and records are maintained by Central Park Advisers, LLC, 805 Third Avenue, New York, New York 10022.

Item 33.  Management Services:  Not Applicable.

Item 34.  Undertakings:  Not Applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 9th day of September, 2016.

CPG CARLYLE FUND, LLC

By:	/s/ Mitchell A. Tanzman
Name Mitchell A. Tanzman
Title Authorized Person